                                                                 ABRAHAM LINCOLN
                                                                      XX-0123456







                                  LINCOLN NATIONAL
                                 LIFE INSURANCE CO.
                       A part of LINCOLN NATIONAL CORPORATION


                                  ANNUITY CONTRACT

              DEFERRED VARIABLE ANNUITY OR VARIABLE AND FIXED ANNUITY

                              BENEFIT PAYMENT OPTIONS

                                  NONPARTICIPATING



The Lincoln National Life Insurance Company (LNL) agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

NOTICE OF 10-DAY RIGHT TO EXAMINE CONTRACT. WITHIN 10 DAYS AFTER THIS CONTRACT IS FIRST RECEIVED, IT MAY BE CANCELLED FOR ANY REASON BY DELIVERING OR MAILING IT TO THE HOME OFFICE OF LNL. UPON CANCELLATION, THIS CONTRACT WILL BE VOID FROM THE BEGINNING AND LNL WILL RETURN THE VALUE OF ANY PAYMENTS MADE TO THE VARIABLE ACCOUNT AND/OR ANY PURCHASE PAYMENT PAID UNDER THE FIXED PORTION OF THE CONTRACT.

ALL PAYMENTS AND VALUES PRO VIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT SEE PAGES 4 AND 6.



Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.



     /s/ Jon A. Boscia             /s/ Patrick Wiltshire
     JON A. BOSCIA, PRESIDENT      PATRICK WILTSHIRE, SECOND VICE PRESIDENT

                                 TABLE OF CONTENTS

     ARTICLE                                                               PAGE

     1         PURCHASE PAYMENTS                                            4
     2         BENEFITS                                                     5
     3         BENEFICIARY                                                  8
     4         GENERAL PROVISIONS                                           8
     5         ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION      10
     6         ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION         11
     7         GUARANTEED VALUES FOR FIXED ALLOCATIONS                     12

                                   CONTRACT DATA

                        CONTRACT NUMBER     XX-0123456

                              ANNUITANT     ABRAHAM LINCOLN

                           AGE AT ISSUE     35

                          CONTRACT DATE     APRIL 1,1989

                       PURCHASE PAYMENT     $1,500.00

             PURCHASE PAYMENT FREQUENCY     MONTHLY

                          MATURITY DATE     APRIL 1, 2039







OWNER

ABRAHAM LINCOLN
MARY LINCOLN
TODD LINCOLN



BENEFICIARY DESIGNATION

AS NAMED IN APPLICATION OR SUBSEQUENT WRITTEN DESIGNATION

ARTICLE I
PURCHASE PAYMENTS

1.01 WHERE PAYABLE

All Purchase Payments must be made to LNL at its Home Office.

1.02 AMOUNT AND FREQUENCY

Purchase Payments are made in an amount and at the frequency shown on page 3. Purchase Payments may be paid once each year, twice each year, four times each year, once each month, twice each month, or once each two weeks. The owner may change the frequency or amount of Purchase Payments subject to LNL's rules in effect at the time of the change. The change is made by filing a written request to LNL at its Home Office.

The amount of Purchase Payments made in the first year may be increased in years after the first up to twice that amount. The amount may be decreased but not below LNL's Purchase Payment minimum in effect at the time of the decrease. An increase in Purchase Payments in excess of those described in the first sentence will be accepted only with the consent of LNL.

The total annual Purchase Payment for the Contract must be at least $600. The minimum payment to the Contract at any one time must be at least $25.

1.03 VARIABLE ACCOUNT

Purchase Payments under the Contract may be allocated to the Lincoln National Life Variable Annuity Account C (Variable Account) and/or to the fixed portion of the Contract. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities from any other part of LNL's business. There are currently seven sub-accounts in the Variable Account. The Owner may direct Purchase Payments under the Contract to any of the available sub- accounts subject to the following limitations. A minimum payment to any one sub-account must be at least $20. If the Owner elects to direct Purchase Payments to a new sub-account not previously selected, the election must be in writing to LNL. All the amounts allocated to each sub-account will be invested at net asset value in the shares of one of the regulated investment companies (the Eligible Funds). The Eligible Funds are:

1.   Lincoln National Growth Fund, Inc.
2.   Lincoln National Bond Fund, Inc.
3.   Lincoln National Money Market Fund, Inc.
4.   Lincoln National Special Opportunities Fund, Inc.
5.   Lincoln National Managed Fund, Inc.
6.   Lincoln National Putnam Master Fund, Inc.
7.   Lincoln National Social Awareness Fund, Inc.
8.   Other Funds made available by LNL.

LNL reserves the right to eliminate the shares of any of the Eligible Funds and substitute the securities of a different investment company if the shares of an Eligible Fund are no longer available for investment, or if in the judgment of LNL further investment in any Eligible Fund should become inappropriate in view of the purposes of the Contract. LNL may add an Eligible Fund in order to invest the assets of a new sub-account in the Variable Account. LNL shall give the Owner written notice of the elimination and substitution of Eligible Funds within five days after such substitution occurs.

LNL shall use each Purchase Payment allocated to the Variable Account by the Owner to buy Accumulation Units in the sub-account(s) selected by the Owner. The number of Accumulation Units bought shall be determined by dividing the amount directed to the sub-account by the dollar value of an Accumulation Unit in such sub-account as of the day the Purchase Payment is received at the Home Office of LNL. The number of Accumulation Units held for the account of an Annuitant shall not be changed by any change in the dollar value of Accumulation Units in any sub-account.

1.04 NET INVESTMENT RATE AND NET INVESTMENT FACTOR

The Variable Account value of an Owner's Contract at any time prior to the Annuity Commencement Date equals the sum of the values of the Accumulation Units credited in the Variable Account under the Contract.

A "Valuation Date" is each day that the New York Stock Exchange is open for business. A "Valuation Period" is the period commencing at the close of business on the New York Stock Exchange on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Accumulation Units for each sub-account are valued separately. Initially, the value of an Accumulation Unit was set at $1.00. Thereafter, the value of an Accumulation Unit in any sub-account on any Valuation Date equals the value of an Accumulation Unit in that sub-account for the current Valuation Period. In order to arrive at this factor, a "Gross Investment Rate" is first determined for each Eligible Fund for the Valuation Period. Such rate for the Valuation Period is equal to:

a)   the investment income of the Fund: plus
b)   capital gains (realized and unrealized); minus
c)   capital losses (realized and unrealized); minus
d)   certain operational expenses of the Fund; minus
e)   the reserve for federal taxes on realized capital gains (if applicable);
     minus

f) the investment advisory fee accrued by the Funds for each day of the Valuation Period--0.480% of the first $200,000,000 of net assets on an annual basis,(0.750% for the Lincoln National Putnam Master Fund, Inc.) 0.400% of the next $200,000,000 of net assets, (0.700% for the Lincoln National Putnam Master Fund, Inc.) and 0.300% of net assets above $400,000,000, (0.680% for the Lincoln National Putnam Master Fund, Inc.); divided by
g)   the net asset value of the Fund as of the beginning of the Valuation
     Period.

The Gross Investment Rate may be positive or negative.

The Net Investment Rate for each sub-account is equal to the Gross Investment Rate of the Eligible Fund minus a daily charge at an annual rate of 1.002% for each day of the Valuation Period, plus or minus an adjustment for any taxes attributable to the operation of the Variable Account. LNL makes the 1.002% deduction for administrative expenses and mortality and expense risk guarantees.

The method used to determine unit values may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LNL.

The Net Investment Factor for each sub-account is equal to 1.000000000 plus the Net Investment Rate for the period.

1.05 FIXED ALLOCATIONS

Purchase Payments under the Contract may be allocated to the Variable Account and/or to the fixed portion of the Contract. A minimum payment to the fixed portion must be at least $20. Purchase Payments allocated to the fixed portion will be invested in the general account of LNL.

1.06 CREDITING OF INTEREST

Interest shall be credited daily on all Purchase Payments that are allocated to the fixed portion of this Contract.

Prior to the time the Annuitant elects to receive Benefit Payments or the death of the Annuitant, whichever occurs first, LNL guarantees that it will credit interest on fixed allocations at an effective annual rate not less than 4.5% during the first five contract years, 4.0% during the next five contract years, and 3.5% after that. A table of guaranteed values for the fixed allocations may be found in Article 7.

LNL may credit interest at rates in excess of the guaranteed rates at any time.

1.07 AUTOMATIC NONFORFEITURE OPTION

In the event that Purchase Payments are stopped, this Contract will continue as a paid-up Contract until the earlier of the Maturity Date, surrender of the Contract, or death of the Annuitant. Purchase Payments may be resumed at any time prior to maturity, surrender, or death of the Annuitant. If the Contract continues as a paid-up Contract, the total account value must be at least $600.00. If not, and if Purchase Payments have not been paid for at least two years, LNL may surrender the Contract.

1.08 TRANSFERS

The Owner may direct a transfer of assets from one sub-account to another sub-account or to the fixed portion of the Contract. The Owner may also direct a transfer of assets from the fixed portion of the Contract to one or more sub-accounts of the Variable Account. Such a transfer request must be in writing. Amounts transferred to the sub-account(s) will purchase Accumulation Units as described in the last paragraph of Section 1.03.

The minimum transfer amount is $500 or the entire amount in the sub-account/fixed portion, whichever is less. If after the transfer the amount remaining under this Contract in the sub-account/fixed portion from which the transfer is taken is less than $100, the entire amount held in that sub-account/fixed portion will be transferred with the transfer amount. The transfer is subject to any applicable transfer charge. There may not be more than one transfer in any thirty day period. LNL reserves the right to limit the number of transfers.

For transfers between sub-accounts and from the sub-account(s) to the fixed portion of the Contract, there are no restrictions on the maximum amount which may be transferred. For transfers from the fixed portion of the Contract to the Variable Account, the sum of the percentages of fixed value transferred will be limited to 25% in any 12 month period.

ARTICLE 2
BENEFITS

2.01 ANNUITY PAYMENTS

An election to receive proceeds under an Annuity Payment Option must be made by the Maturity Date.

If an Annuity Payment Option is not chosen prior to the Maturity Date, payments will commence on the Maturity Date under the Annuity Payment Option providing a Life Annuity with Annuity Payments guaranteed for 10 years.

However, upon written request by the Owner and any Beneficiary who cannot be changed, the Maturity Date may be deferred. The Maturity Date cannot be deferred past the Contract Anniversary on which the attained age of the Annuitant is 75. Purchase Payments may be made until the new Maturity Date.

2.02 CHOICE OF ANNUITY PAYMENT OPTION

BY OWNER

While the Annuitant is alive, the Owner may choose any Annuity Payment Option or change any choice, it that right has been reserved, but only before the Maturity Date. The election must be made not later than thirty days prior to the Maturity Date.

BY BENEFICIARY

At the time proceeds are payable, a Beneficiary may choose or change any Annuity Payment Option if proceeds are available to the Beneficiary in one sum.

A choice or change must be in writing to LNL.

2.03 ANNUITY PAYMENT OPTIONS

a) Life Annuity, Guaranteed Period - Payments will be made for life with no certain period or life and a 10 year certain period or life and a 20 year certain period.
b) Unit Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, terminating with the last payment due prior to the death of the Annuitant, provided that, at such death, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit Value at the Annuity Commencement Date and (b) is the product of the number of Annuity Units represented by each payment and the number of payments made.
c) Joint Life Annuity, Guaranteed Period - Payments will be made for life with no certain period or life and a 10 year certain period or life and a 20 year certain period. Payments will be made during the joint life of the Annuitant and a Joint Annuitant of the Annuitant's choice. Payments continue for the life of the survivor at the death of the Annuitant or Joint Annuitant.
d)   Other options may be available as agreed upon by LNL.

At the time Annuity Payments start under the provisions of this Contract, the Owner may elect to have the total value applied to provide a variable annuity, a fixed annuity, or a combination fixed and variable annuity. If no election is made the value of the Annuitant's Variable Account shall be used to provide a variable annuity, and the value of the Annuitant's fixed allocations shall be used to provide a fixed annuity.

The amount of Annuity Payment will depend on the age and sex of the Annuitant at the time the first payment is due. A choice may be made to receive payments once each month, four times each year, twice each year, or once each year. The value used to effect benefit payments for an Annuitant will be calculated as of the fourteenth day prior to the date benefit payments start.

The payment amounts shown in the option tables in Article 5 will be used to determine the first monthly payment under a variable payment option. The tables show the dollar amount of the first monthly payment which can be purchased with each $1,000 of account value, after deduction of any applicable premium taxes. Amounts shown use the 1971 Individual Annuity Mortality Table, modified, with an assumed rate of return of 5% per year.

The payment amounts shown in the option tables in Article 6 will be used to determine the monthly payments under a fixed payment option. The tables show the dollar amount of the monthly payments which can be purchased with each $1,000 of account value, after deduction of any applicable premium taxes. Amounts shown use the 1971 Individual Annuity Mortality Table, modified, with an assumed rate of return of 3 1/2% per year.

2.04 DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST

Each Variable Annuity Payment after the first will be determined by multiplying the Annuity Unit Value for the date each payment is due by a constant number of Annuity Units. This constant is determined by dividing the amount of the first payment by the Annuity Unit Value for the date the first payment is due.

The Annuity Unit Value for any Valuation Period for any sub-account is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the product of (a) 0.999866337 raised to a power equal to the number of days in the current Valuation Period and (b) the Net Investment Factor of the sub-account for the Valuation Period containing the fourteenth day prior to the last day of the current Valuation Period.

The valuation of all assets in the sub-account shall be determined in accordance with the provisions of applicable laws, rules, and regulations. The method of determination by LNL of the value of an Accumulation Unit and of an Annuity Unit will be conclusive upon the Annuitant and any Beneficiary.

LNL guarantees that the dollar amount of each installment after the first shall not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

2.05 PROOF OF AGE

Payment will be subject to proof of age that LNL will accept.

2.06 AMOUNT REQUIREMENTS FOR ANNUITY PAYMENT OPTIONS AND PAYMENTS

If the Annuity Payment Option chosen results in payments of less than $50 per sub-account the frequency will be changed so that payments will be at least $50.

For the purposes of this Section, the fixed portion of the Contract is considered a sub-account.

2.07 EVIDENCE OF SURVIVAL

LNL has the right to ask for proof that the person on whom the payment is based is alive when each payment is due.

2.08 CHANGE IN ANNUITY PAYMENT

Changes in Annuity Payments may not be made after Annuity Payments commence.

2.09 ASSIGNMENT

This Contract may not be assigned.

2.10 ACCOUNT CHARGE

On the last business day of each Contract Year, LNL will deduct $25.00 from the account value. At surrender the account charge will be deducted from the account value. The account value is the value of all the Accumulation Units in the name of the Owner plus the value of the fixed portion of the Contract. If the Annuitant has elected more than one sub- account, the deduction of the Account Charge shall be taken from each sub-account on a pro-rata basis. Each sub-account will be adjusted by an amount equal to a fraction of the charge. The fraction is equal to "a" divided by "b", where "a" is the account value of the sub-account and "b" is the value of all sub-accounts under the Contract. The fraction for each sub-account is applied to the deduction to determine each sub-account's deduction.

For the purposes of this Section, the fixed portion of the Contract is considered a sub-account.

2.11 SURRENDER OPTION

The Owner may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on the Valuation Date on which or next following the date LNL has received a written request at its Home Office. The surrender value will be the total account value on the Valuation Date, less a Surrender Charge and the Account Charge. The Surrender Charge will be determined as follows.

                                      SCHEDULE A

                       FOR PERIODIC DEPOSITS AND NON-RECURRING
                              LUMP SUM DEPOSITS OF
                              LESS THAN $5,000


                                   % CHARGE OF TOTAL
     SURRENDER/WITHDRAWAL           ACCOUNT VALUE
     DURING CONTRACT YEAR          SURRENDERED/WITHDRAWN
          1-5                           8
          6-10                          4
          11+                           0


                                      SCHEDULE B

                       FOR NON-RECURRING LUMP SUM DEPOSITS OF
                                    $5000 OR MORE


                              % CHARGE OF TOTAL
     SURRENDER/WITHDRAWAL      ACCOUNT VALUE
     DURING CONTRACT YEAR     SURRENDERED/WITHDRAWN
               1                        7
               2                        6
               3                        5
               4                        4
               5                        3
               6                        2
               7                        1
               8+                       0


Where the non-recurring lump sum deposit of $5,000 or more is the result of proceeds transferred from another LNL Contract or a Lincoln National Life Insurance Company Annuity Contract, either of which did not contain surrender/withdrawal charges, the applicable charge will be 2% of the proceeds if surrender occurs in years 1-5 and no charge if surrender occurs after the Contract has been in force for 5 years.

Where the non-recurring lump sum deposit of $5,000 or more is the result of proceeds transferred from another Lincoln National Life Insurance Company Annuity Contract, either of which contained surrender/withdrawal charges, the applicable charge will be as shown in Schedules A and B.

Investment gains and/or interest earnings on nonrecurring lump sum deposits will be subject to an 8% charge for contract years 1-5, 4% for years 5-10, and no charge for years 11 on.

A Contract Year is the period from the contract effective date (month and day) to the anniversary of the contract effective date in the following year. After the Contract has been in force for 10 Contract Years, there will be no Surrender Charge applied.

Any cash payment will be mailed from LNL's Home Office within seven days after the date of surrender; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time a request for surrender is re-ceived. The Surrender Option is not available after Annuity
Payments have begun.

2.12 WITHDRAWAL OPTION

The Owner may withdraw a part of the surrender value of this Contract, subject to the charges outlined under Surrender Option. The first partial withdrawal in any Contract Year will be free of withdrawal charges up to 15% of the surrender value. Withdrawals will be made first from any amounts subject to the lowest charge until those amounts are gone. Withdrawal will be effective on the Valuation Date on which or next following the date LNL receives a written request at its Home Office. The minimum withdrawal is $100.00. If any withdrawal reduces the total account value to less than $300, LNL may surrender the Contract for its value. The remaining value will be subject to the charges as provided under Surrender Option. The request should specify from which sub-account the withdrawal will be made. If no sub-account is specified, LNL will withdraw, on a pro-rata basis from each sub-account, the amount requested. Any cash payment will be mailed from LNL's Home Office within seven days after the dale of withdrawal; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received. The Withdrawal Option is not available after Annuity Payments have begun.

For purposes of this Section, the fixed portion of the Contract is considered a sub-account.

2.13 DEATH OF ANNUITANT

On receipt of due proof of the death of the Annuitant before a choice is made to receive proceeds under an Annuity Payment Option, LNL will pay to the Beneficiary the value of the Contract as of the day on which written notice of death is received by LNL. Due proof of death shall be either the certificate of death, a copy of the certified statement of death from the attending physician, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to LNL.

On receipt of due proof of death of the Annuitant after Annuity Payments have begun under an Annuity Payment Option, if any Annuity Payments remain under the Option they will be paid to the Beneficiary as provided by the Option.

Unless otherwise provided in the Beneficiary designation, if no Beneficiary survives the Annuilant, the proceeds will be paid in one sum to the Owner, if living; otherwise, to the Owner's estate.

ARTICLE 3
BENEFICIARY

3.01 DESIGNATION

The Beneficiary named in the application for this Contract will receive the proceeds on the death of the Annuitant unless the Beneficiary has been changed by the Owner.

3.02 CHANGE

The Owner may change any Beneficiary during the life of the Annuitant unless otherwise provided in the previous designation. A change of Beneficiary will revoke any previous designation.

A change may be made by filing a written request to LNL at its Home Office. The change will become effective upon receipt of the written request by LNL at its Home Office.

3.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Annuitant, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests.

If the Beneficiary dies while receiving any remaining Annuity Payments due after the death of the Annuitant, the value of the remainder of such Annuity Payments will be paid in one sum to the Beneficiary's estate.

ARTICLE 4
GENERAL PROVISIONS

4.01 THE CONTRACT

This Contract, the application, and any riders attached to this Contract make up the whole Contract. Only the President, a Vice-President, the Secretary or an Assistant Secretary of LNL has the power, on behalf of LNL, to change, modify, or waive any provisions of this Contract.

Any changes, modifications, or waivers must be in writing. LNL will not be bound by any promises or representations made by any representative or other person except as specified above.

4.02 CONTROL

Consistent with the terms of any Beneficiary designation, the Owner may, during the life of the Annuitant, do any of the things described below.

1. Prior to the time when Annuity Payments have begun the Owner may surrender this Contract or withdraw a portion of the surrender value.

2.   The Owner may change this Contract with the consent of LNL.

3. The Owner may exercise any right, receive any benefit, or enjoy any privilege contained in this Contract.

4.03 INCONTESTABILITY

This Contract will not be contested.

4.04 MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased for the correct age. Any underpayments already made by LNL shall be made up immediately and any overpayments already made by LNL shall be charged against the Annuity Payments falling due after adjustment.

4.05 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of LNL.

4.06 VOTING RIGHTS

The Owner shall have the right to vote only at the meetings of the Eligible Fund(s) invested in by the Owner due to their interest in the sub-accounts of the Variable Account. Ownership of this Contract shall not entitle any person to vote at any meeting of shareholders of LNL. Votes attributable to the Contract shall be cast in conformity with applicable law.

4.07 OWNERSHIP OF THE ASSETS

LNL shall have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

4.08 REPORTS

At least once each Contract Year LNL shall mail a report to the Owner. The report shall be mailed to the last address known to LNL. The report shall include a statement of the number of units credited to the Variable Account under this Contract and the dollar value of such units as well as a statement of the value of the fixed portion of this Contract. The information in the report shall be as of a date not more than two months prior to the date of mailing the report. LNL shall also mail to the Owner at least once in each Contract Year a report of the investments held in the sub-accounts under this Contract.

                                     ARTICLE 5
               ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION

                  DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                        PURCHASED WITH EACH $1,000 APPLIED

                                SINGLE LIFE ANNUITIES


                         No        120        240
                         Period    Months    Months    Unit
               Age       Certain   Certain   Certain   Refund
               60        $5.69     $5.61     $5.38     $5.47
               61         5.79      5.70      5.44      5.55
               62         5.90      5.79      5.50      5.63
               63         6.01      5.89      5.57      5.72
               64         6.13      6.00      5.63      5.82
               65         6.26      6.12      5.69      5.92
               66         6.40      6.24      5.75      6.03
               67         6.56      6.37      5.82      6.15
               68         6.72      6.50      5.88      6.27
               69         6.90      6.65      5.93      6.40
               70         7.10      6.80      5.99      6.54
               71         7.32      6.96      6.04      6.68
               72         7.55      7.13      6.08      6.84
               73         7.80      7.30      6.12      7.00
               74         8.07      7.48      6.16      7.17
               75         8.37      7.66      6.19      7.36



                    JOINT AND SURVIVOR ANNUITIES


     JOINT AND FULL TO SURVIVOR              JOINT AND TWO-THIRDS TO SURVIVOR
          Certain Period                               Certain Period

                                       Joint
     None      120 Months   240 Months  Age  None      120 Months     240 Months
     $5.08     $5.07        $5.05        60  $5.47     $5.42          $5.26
      5.14      5.14         5.11        61   5.56      5.50           5.33
      5.22      5.21         5.17        62   5.65      5.59           5.39
      5.29      5.29         5.24        63   5.75      5.68           5.45
      5.37      5.37         5.30        64   5.86      5.77           5.52
      5.46      5.46         5.38        65   5.97      5.88           5.58
      5.56      5.55         5.45        66   6.09      5.99           5.65
      5.66      5.65         5.52        67   6.23      6.11           5.71
      5.77      5.76         5.60        68   6.37      6.24           5.78
      5.90      5.88         5.67        69   6.53      6.37           5.84
      6.03      6.00         5.75        70   6.70      6.51           5.90
      6,17      6.14         5.82        71   6.89      6.66           5.96
      6.32      6.28         5.89        72   7.09      6.82           6.01
      6.49      6.43         5.95        73   7.31      6.99           6.06
      6.66      6.60         6.01        74   7.54      7.16           6.11
      6.86      6.77         6.06        75   7.80      7.34           6.15


                                     ARTICLE 6
                ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION

                GUARANTEED DOLLAR AMOUNT OF MONTHLY PAYMENT WHICH IS
                         PURCHASED WITH EACH $1,000 APPLIED

                                SINGLE LIFE ANNUITIES

                         No        120        240
                         Period    Months    Months    Cash
               Age       Certain   Certain   Certain   Refund
               60        $5.31     $5.17     $4.77     $4.83
               61         5.43      5.27      4.83      4.92
               62         5.56      5.38      4.89      5.01
               63         5.70      5.50      4.95      5.10
               64         5.85      5.62      5.01      5.20
               65         6.00      5.74      5.07      5.31
               66         6.17      5.88      5.13      5.42
               67         6.35      6.01      5.18      5.53
               68         6.55      6.16      5.24      5.65
               69         6.75      6.30      5.29      5.79
               70         6.98      6.46      5.34      5.92
               71         7.21      6.63      5.38      6.06
               72         7.47      6.79      5.42      6.22
               73         7.75      6.96      5.46      6.37
               74         8.04      7.13      5.49      6.54
               75         8.36      7.31      5.52      6.73



                    JOINT AND SURVIVOR ANNUITIES


     JOINT AND FULL TO SURVIVOR              JOINT AND TWO-THIRDS TO SURVIVOR
          Certain Period                               Certain Period

                                       Joint
     None      120 Months  240 Months   Age  None      120 Months     240 Months
     $4.49     $4.48       $4.41        60   $5.01     $4.92          $4.64
      4.58      4.57        4.48        61    5.11      5.01           4.71
      4.67      4.65        4.55        62    5.23      5.11           4.77
      4.76      4.75        4.62        63    5.35      5.22           4.84
      4.86      4.85        4.69        64    5.48      5.33           4.90
      4.97      4.95        4.77        65    5.62      5.45           4.97
      5.09      5.06        4.84        66    5.76      5.58           5.03
      5.21      5.18        4.92        67    5.92      5.71           5.09
      5.34      5.31        4.99        68    6.09      5.85           5.15
      5.49      5.44        5.07        69    6.27      5.99           5.21
      5.64      5.58        5.14        70    6.46      6.14           5.27
      5.80      5.73        5.21        71    6.67      6.30           5.32
      5.98      5.89        5.27        72    6.90      6.46           5.37
      6.17      6.06        5.33        73    7.14      6.63           5.41
      6.37      6.23        5.38        74    7.40      6.81           5.45
      6.59      6.41        5.43        75    7.67      6.99           5.49


                                     ARTICLE 7
                 GUARANTEED ACCUMULATED VALUES AND SURRENDER VALUES
                               FOR FIXED ALLOCATIONS*


     $1,000 Annual Contribution              $100 Monthly Contribution
     End     Guaranteed    Guaranteed        End   Guaranteed    Guaranteed
     of      Accumulated   Surrender         of    Accumulated   Surrender
     Year    Value         Value             Year  Value         Value
     1       $1,020.00       $938.40         1     $1,204.05     $1,107.73
     2        2,085.90      1,919.03         2      2,462.29      2,265.31
     3        3,199.77      2,943.78         3      3,777.15      3,474.97
     4        4,363.75      4,014.65         4      5,151.17      4,739.08
     5        5,580.12      5,133.71         5      6,587.03      6,060.07
     6        6,818.33      6,545.60         6      8,051.35      7,729.30
     7        8,106.06      7,781.82         7      9,574.25      9,191.28
     8        9,445.30      9,067.49         8     11,158.06     10,711.74
     9       10,838.12     10,404.59         9     12,805.23     12,293.02
     10      12,286.64     11,795.17         10    14,518.28     13,937.55
     11      13,726.67     13,726.67         11    16,224.05     16,224.05
     12      15,217.11     15,217.11         12    17,989.53     17,989.53
     13      16,759.71     16,759.71         13    19,816.79     19,816.79
     14      18,356.30     18,356.30         14    21,708.01     21,708.01
     15      20,008.77     20,008.77         15    23,665.42     23,665.42
     16      21,719.07     21,719.07         16    25,691.34     25,691.34
     17      23,489.24     23,489.24         17    27,788.17     27,788.17
     18      25,321.36     25,321.36         18    29,958.38     29,958.38
     19      27,217.61     27,217.61         19    32,204.56     32,204.56
     20      29,180.23     29,180.23         20    34,529.35     34,529.35
     21      31,211.54     31,211.54         21    36,935.50     36,935.50
     22      33,313.94     33,313.94         22    39,425.88     39,425.88
     23      35,489.93     35,489.93         23    42,003.41     42,003.41
     24      37,742.08     37,742.08         24    44,671.16     44,671.16
     25      40,073.05     40,073.05         25    47,432.28     47,432.28
     26      42,485.60     42,485.60         26    50,290.05     50,290.05
     27      44,982.60     44,982.60         27    53,247.83     53,247.83
     28      47,566.99     47,566.99         28    56,309.13     56,309.13
     29      50,241.84     50,241.84         29    59,477.58     59,477.58
     30      53,010.30     53,010.30         30    62,756.93     62,756.93
     31      55,875.66     55,875.66         31    66,151.05     66,151.05
     32      58,841.31     58,841.31         32    69,663.97     69,663.97
     33      61,910.76     61,910.76         33    73,299.84     73,299.84
     34      65,087.63     65,087.63         34    77,062.96     77,062.96
     35      68,375.70     68,375.70         35    80,957.80     80,957.80
     36      71,778.85     71,778.85         36    84,988.95     84,988.95
     37      75,301.11     75,301.11         37    89,161.19     89,161.19
     38      78,946.65     78,946.65         38    93,479.46     93,479.46
     39      82,719.78     82,719.78         39    97,948.83     97,948.83
     40      86,624.97     86,624.97         40   102,574.72    102,574.72
     41      90,666.85     90,666.85         41   107,362.46    107,362.46
     42      94,850.19     94,850.19         42   112,317.78    112,317.78
     43      99,179.94     99,179.94         43   117,446.53    117,446.53
     44     103,661.24    103,651.24         44   122,754.79    122,754.79
     45     108,299.38    108,299.38         45   128,248.84    128,248.84


Guaranteed Accumulated Values and Guaranteed Surrender Values may be more or less than shown in the table because of the variable of the day of receipt of the Purchase Payment at the Home Office from period to period and the crediting of interest to the Annuitant's account on a daily basis. Values shown are based upon contributions equally spaced with interest occurring at the beginning of the year.

These values do not provide for premium tax, if any.

                             VARIABLE ANNUITY AMENDMENT

        MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT")

The second and third paragraphs under the section "SURRENDER OPTION", found in
Article 2 of this Contract, shall be deleted.







                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY




                         /s/ Patrick Wiltshire

                         PATRICK WILTSHIRE, SECOND VICE PRESIDENT

                             VARIABLE ANNUITY AMENDMENT

       MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT")

Any reference to Fund or Funds shall be followed by "and Series".

VARIABLE ACCOUNT, on page 4 of this Contract, shall be amended in part as follows:

"The Eligible Funds and Series are:

1.   Lincoln National Growth & Income Fund, Inc.
2.   Lincoln National Bond Fund, Inc.
3.   Lincoln National Money Market Fund, Inc.
4.   Lincoln National Special Opportunities Fund, Inc.
5.   Lincoln National Managed Fund, Inc.
6.   Lincoln National Global Asset Allocation Fund, Inc.
7.   Lincoln National Social Awareness Fund, Inc.
8.   Lincoln National International Fund, Inc.
9.   Lincoln National Aggressive Growth Fund, Inc.
10.  Lincoln National Capital Appreciation Fund, Inc.
11.  Lincoln National Equity-Income Fund, Inc.
12.  Delaware Group Premium Fund, Inc. Equity/Income Series.
13.  Delaware Group Premium Fund, Inc. Emerging Growth Series.
14.  Delaware Group Premium Fund, Inc. Global Bond Series.
15.  Other Funds and Series made available by LNL."

Subsection (f) under NET INVESTMENT RATE AND NET INVESTMENT FACTOR, on page 4 and 5 of this Contract shall be amended in its entirety as follows:

"the investment advisory fee accrued by the Fund or Series for each day of the Valuation Period from the Advisory Fee Table below; divided by"

                         Advisory Fee Table

                                                                      In excess
Fund or Series                     First            Next              of $400
                                   $200 million...  $200 million...   million...

                                        Of average daily net asset value
Aggressive Growth                  .75 of 1%        .70 of 1%         .65 of 1%
Capital Appreciation               .80 of 1         .80 of 1          .80 of 1
Equity-Income                      .95 of 1         .95 of 1          .95 of 1
Global Asset Allocation            .75 of 1         .70 of 1          .68 of 1
International                      .90 of 1         .75 of 1          .60 of 1
Delaware Equity/Income Series      .60 of 1         .60 of 1          .60 of 1
Delaware Emerging Growth Series    .75 of 1         .75 of 1          .75 of 1
Delaware Global Bond Series        .75 of 1         .75 of 1          .75 of 1
All other Funds                    .48 of 1         .40 of 1          .30 of I


                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                         /s/ Patrick Wiltshire


                      PATRICK WILTSHIRE, SECOND VICE PRESIDENT

                               VARIABLE ANNUITY RIDER

       MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT").

The following two paragraphs shall be inserted on Page 6 immediately after option (d). under Section 2.03,
"ANNUITY PAYMENT OPTIONS".

          "If the Beneficiary or Joint Annuitant is the Annuitant's spouse, then under the Annuity Payment Option elected the present value of the payments projected to be made to the Annuitant must equal more than 50% of the present value of the total payments projected to be made to the Annuitant and the Beneficiary or Joint Annuitant. The present value of such projected payments shall be determined on the basis of the actuarial assumptions utilized by LNL in determining the amount of the annuity payments.

          If the Beneficiary or Joint Annuitant is the Annuitant's spouse, under the Annuity Payment Option elected the periodic payment made to the spouse on the death of the Annuitant may be no greater than the payment made to the Annuitant during his lifetime."








                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                              /s/ Jon C. Geist

                        JON C. GEIST, SECOND VICE PRESIDENT

                                 BENEFICIARY RIDER

       MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ('THIS CONTRACT")

The following paragraphs shall be inserted after the second paragraph under the Section "DEATH OF ANNUITANT" of this Contract:

     "If the Beneficiary designated at the time of the Annuitant's death is a surviving spouse, the Contract may be continued in the name of the spouse as the Annuitant.

     For a Beneficiary other than a spouse, if the Annuitant dies before Annuity Payments have begun under the Contract, the amounts must be distributed to the designated Beneficiary within five years of the death of the Annuitant.

     For a Beneficiary other than a spouse, if the Annuitant dies after Annuity Payments have begun under the Contract, the remaining portion of the Annuitant's interest must either be distributed at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death or distributed over the life of the Beneficiary or a period not extending beyond the life expectancy of the Beneficiary. The distribution of these amounts must begin not later than one year after the Annuitant's death."





                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                              /s/ Jon C. Geist

                        JON C. GEIST, SECOND VICE PRESIDENT

                         SECTION 403(b) ANNUITY ENDORSEMENT

       MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT")

This Endorsement is attached to an annuity contract ("Contract") described in
Section 403(b) of the Internal Revenue Code of 1986 and applicable regulations ("IRC"). The Contract will be governed by this Endorsement and Section 403(b) annuity rules and any contrary provisions in the Contract are amended as follows. If the Section 403(b) arrangement ("Arrangement") in which you participate is subject to the requirements of the Employee Retirement Income Security Act of 1974 and applicable regulations ("ERISA"), the provisions of
Section 10 below shall also apply.


OWNER AND ANNUITANT

1. The Owner must be either an organization described in IRC Section 403(b)(1)(A) ("Employer") or an employee of such an Employer. If the Owner is the Employer, the term ("Employee") will mean the individual for whose benefit the Employer established an annuity program under IRC Section 403(b). This Employee will be the Annuitant under the Contract. If the Owner is an Employee of the Employer, the Annuitant under the Contract will be that Employee.

     If this Contract is used to accept a rollover under IRC Sections 403(b)(8) or 408(d)(3) ("Rollover") or a non- taxable direct transfer from another Arrangement ("Direct Transfer"), the Owner will be the Employer or the individual for whose benefit the Section 403(b) program was established, who will also be the Annuitant.

     A Contingent Owner or a Joint Owner cannot be named.

NONTRANSFERABLE

2. The Employee's interest in this Contract is nontransferable within the meaning of IRC Section 401(g). This Contract may not be sold, assigned, discounted, or pledged as collateral for a loan and may not be alienated except under the terms of a qualified domestic relations order within the meaning of IRC Section 414(p) ("QDRO"). However, an Employee may be permitted to borrow amounts from this contract -- see Section 8 below.

PURCHASE PAYMENTS

3. Purchase payments must be made by an Employer or an Employee, except in the case of a Rollover or a Direct Transfer.

     Purchase payments must not exceed the limits in IRC Sections 415 or 403(b), and if made under the terms of a salary reduction agreement ("Agreement") also will be limited as provided in IRC Section 402(g). Purchase payments in excess of such amounts may be distributed by The Lincoln National Life Insurance Company ("LL") as permitted by law.

     Minimum purchase payments will not exceed $200 annually under this Contract, except in the case of a Rollover or a Direct Transfer. LL may not surrender the Contract.


REQUIRED DISTRIBUTIONS

4.   The Contract account value will be distributed as required under IRC
     Section 403(b)(10) including the requirement that payments to persons other than the Employee are incidental.

     Required Beginning Date: The term "Required Beginning Date" will mean the following:

     a) For years beginning before 1997, "Required Beginning Date" means April 1 of the calendar year following the calendar year the Employee attains age 70 1/2. For an Employee who attains age 70 1/2 before January 1, 1988, or for an Employee in a governmental plan or a church plan (as defined in IRC Section 401(a)(9)(C)), Required Beginning Date means April 1 of the calendar year following the later of (I) the calendar year the Employee attains age 70 1/2, or (ii) the calendar year the Employee retires.

     b) For years beginning in 1997 and after, "Required Beginning Date" means April i of the calendar year following the later of (i) the calendar year the Employee attains age 70 1/2, or (ii) the calendar year the Employee retires. Except in the case of a governmental plan or a church plan (as defined in IRC Section 401(a)(9)(C)), for an Employee who is a "five-percent owner" (as defined in IRC Section 416), "Required Beginning Date" means April 1 of the calendar year following the calendar year the Employee attains age 70 1/2.

Distributions During Employee's Life: If required by Section 403(b)(10), the Employee's entire interest will be distributed by the Required Beginning Date, or will be distributed, beginning by the Required Beginning Date, over (a) the life of the Employee, or the lives of the Employee and the Employee's designated beneficiary as defined in IRC Section 401(a)(9) ("Designated Beneficiary"), or
(b) a period certain not longer than the life expectancy of the Employee or the joint and last survivor expectancy of the Employee and the Designated Beneficiary.

If the Employee's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) wilt be governed by IRC
Section 401(a)(9) including the incidental death benefit requirement and Regulation 1.401(a)(9)-2 as required by IRC Section 403(b)(10).

Distributions after Employee's Death: If the Employee dies on or after the Required Beginning Date (or after irrevocable annuity distributions have begun before the required beginning date), any remaining interest will be distributed at least as rapidly as under the distribution method in effect at the Employee's death.

If required by Section 403(b)(10) and if the Employee dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death ("End of the Fifth Year"), except:

a) if the interest is payable to an individual who is the Designated Beneficiary, the Designated Beneficiary may elect to receive the entire interest over life or a period that is no longer than the life expectancy of the Designated Beneficiary, starting by December 31 of the calendar year immediately following the calendar year of the Employee's death; or,

b) if the Designated Beneficiary is the Employee's surviving spouse ("Spousal Designated Beneficiary"), the surviving spouse may elect to receive the entire interest over life or any period no longer than life expectancy starting at any date on or before the later of:

     i) December 31 of the calendar year immediately following the calendar year in which the

          Employee died; and

     ii) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

          If the surviving spouse dies before distributions begin, the limitations of this Section (other than this paragraph (b)) will be applied as if the surviving spouse were the Employee.

          An irrevocable election of the method of distribution by a Spousal Designated Beneficiary must be made by the earlier of End of the Fifth Year or the date distributions are required to begin under this paragraph (b). If no election is made, the entire interest will be distributed by the End of the Fifth Year.

An irrevocable election of the method of distribution by a non-spouse Designated Beneficiary must be made by December 31 of the calendar year immediately following the calendar year in which the employee died. If no election is made, the entire interest will be distributed by the End of the Fifth Year.

Life Expectancy Calculations: Life expectancies will be calculated using the Employee's (and the Designated Beneficiary's) attained age as of the Employee's birthday (and the Designated Beneficiary's birthday) in the calendar year the Employee attains age 70 1/2. Life expectancies will be calculated in accordance with Federal tax requirements and will not be recalculated unless the Employee, or for distributions beginning after the Employee's death, the Spousal Designated Beneficiary, makes an Election, prior to the date distributions are required to begin, to have life expectancies recalculated annually.

ANNUITY OPTIONS AND WITHDRAWALS

5. All Annuity Payment Options ("Options") and Withdrawals under the Contract must meet the required distributions of Section 4, including the requirement that payments to persons other than the employee are incidental.

     The amount of Annuity Payments will be based on unisex rates.

DISTRIBUTION OF SALARY REDUCTION CONTRIBUTIONS

6. Any contributions made after 1988, under an Agreement and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of IRC Section 72(m)(7)) or incurred a hardship. Hardship distributions will be limited to contributions (not the earnings) made under an Agreement. Also, amounts may be distributed under the terms of a QDRO.

     Direct Transfers to another Arrangement may be made only as permitted by applicable law. Amounts subject to withdrawal restrictions under the IRC may only be transferred to an Arrangement with the same or stricter restrictions.


DISTRIBUTION OF CUSTODIAL ACCOUNT CONTRIBUTIONS

7. Purchase payments made by Direct Transfer which are subject to the withdrawal restrictions of IRC Section 403(b)(7)(A)(ii) and earnings on such payments will continue to be subject to the same legal restrictions.


LOANS

8. You may borrow from the account value using the Contract as sole security for the loan by signing the required loan agreement. Any loan must comply with IRC Section 72(p), including the amount and terms of any loan. Loans are permitted under this Contract only to the extent permitted under your Employer's Section 403(b) plan, if any, according to law and LL's loan terms.

DIRECT ROLLOVERS

9. The Employee, the Employee's spouse, or the Employee's spouse or former spouse, who is the alternate payee under a ODRO ("Distributee"), may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan. This is called a direct rollover.

     An eligible rollover distribution ("Distribution") is any distribution unless it is:


     a) one of a series of substantially equal periodic payments (made at feast annually) for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's Designated Beneficiary, or for a specified period often years or more;

     b)   any required distribution under IRC Section 403(b)(10); or


     c)   any part of a distribution that is not includible in income.

An eligible retirement plan is an IRC Section 403(b) annuity or an individual retirement plan as defined in IRC Section 7701(a)(37) ("IRA") that accepts Distributions. However, in the case of a Distribution to the surviving spouse, an eligible retirement plan is an IRA.

This Section 9 applies to all Distributions made afler December 31, 1992.

ERISA REQUIREMENTS

10. If this Contract is subject to the requirements of ERISA, the following applies, but only to the extent consistent with your Employer's 403(b) plan.

a) In the event of the Employee's death prior to the Maturity Date, the death benefit shall be paid to (i) the surviving spouse of the Employee in the form required by Section 205 of ERISA ("Section 205"), unless the spouse elects otherwise within the requirements of Section 205 ("Consent"), or
     (ii) if there is no surviving spouse, or if the surviving spouse has Consented or if ERISA permits, to the Designated Beneficiary under the Contract.

b) Unless ERISA permits, only Option (c) with no certain period is available to a married Employee, and the Joint Annuitant must be the Employee's spouse. A married Employee may elect another Option or designate another Joint Annuitant provided his or her spouse Consents, or if such election is permitted under ERISA. An unmarried Employee will be deemed to have elected Option (a) with no period certain unless he or she makes a different Election.

c) Elections and Consents may be revoked as permitted by ERISA and must be in the form required by ERISA.

d) No partial or total withdrawal, and no loan may be made without Consent of the Employee and the Employee's spouse, except to the extent not required by ERISA. Any withdrawal must be made as required by ERISA unless the Employee (and spouse, if any) makes an Election to receive the benefit in another form. Any loan must conform to ERISA. Employer consent for partial or total withdrawals and loans may also be required.

e) If the Employee's contract value is $3,500 or less as determined on the first day of the month preceding the Annuity Date, LL will pay the Contract value to the Employee on the Maturity Date in one lump sum as required by
     Section 205.




                    THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              /s/ Kathleen Peterson

                      KATHLEEN PETERSON, SECOND VICE PRESIDENT

                                      ANNUITY
                                      CONTRACT

              DEFERRED VARIABLE ANNUITY OR VARIABLE AND FIXED ANNUITY

                              BENEFIT PAYMENT OPTIONS

                                  NONPARTICIPATING




                        If you have any questions concerning
                     this Contract, or if anyone suggests that
                     you change or replace this Contract please
                         contact your Lincoln National Life
                     representative or the Home Office of LNL.






                                THE LINCOLN NATIONAL
                               LIFE INSURANCE COMPANY

                             1300 SOUTH CLINTON STREET
                                   P.O. BOX 2340
                           FORT WAYNE, INDIANA 46801-2340

                                    800-348-1212